Exhibit 99.1

FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS January 30, 2004

USA Truck, Inc. (NASDAQ NMS: USAK) today announced operating revenues, before fuel surcharge, of $74,185,014 for the quarter ended December 31, 2003, an increase of 10.2% from $67,288,025 for the same quarter of 2002. Net income increased 116.4% to $1,139,827 for the fourth quarter of 2003, compared to $526,746 for the same quarter of 2002. Diluted earnings per share for the quarter ended December 31, 2003 increased 100.0% to $0.12 compared to $0.06 for the same quarter of 2002.

For the twelve months ended December 31, 2003, operating revenues, before fuel surcharge, increased 6.5% to $286,080,054, from $268,509,770 for the same period of 2002. Earnings increased 28.9% to $3,354,719 for the twelve months ended December 31, 2003, compared to $2,601,834 for the same period of 2002. Diluted earnings per share for the twelve months ended December 31, 2003 increased 28.6% to $0.36 from $0.28 for the same period of 2002.

The following table summarizes the earnings information of the Company:

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenue:
Revenue, before fuel surcharge	$74,185,014	$67,288,025	$286,080,054	$268,509,770
Fuel surcharge	2,927,021	2,326,944	12,582,817	5,263,329

Total revenues	77,112,035	69,614,969	298,662,871	273,773,099

Operating expenses and costs:
Salaries, wages and employee benefits	27,664,578	25,407,857	107,371,893	106,417,640
Fuel and fuel taxes	15,240,067	12,751,652	58,740,294	47,850,681
Depreciation and amortization	7,896,149	7,322,193	30,610,962	27,810,446
Operations and maintenance	6,999,262	4,989,536	26,518,205	21,592,134
Purchased transportation	5,649,528	7,135,822	24,182,983	26,023,697
Insurance and claims	5,156,091	5,291,117	20,633,904	17,787,730
Operating taxes and licenses	1,310,573	1,140,127	4,681,699	4,389,521
Communications and utilities	716,332	681,391	2,967,415	2,791,773
Other	3,276,942	2,665,604	12,848,704	9,803,185

	73,909,522	67,385,299	288,556,059	264,466,807

Operating income	3,202,513	2,229,670	10,106,812	9,306,292
Other expenses (income):
Interest expense	678,018	761,665	2,556,937	3,127,095
Gain on disposal of assets	(47,516)	(57,642)	(742,675)	(165,836)
Other, net	(6,258)	53,073	65,138	(22,245)

	624,244	757,096	1,879,400	2,939,014

Income before income taxes	2,578,269	1,472,574	8,227,412	6,367,278
Income tax expense	1,438,442	945,828	4,872,693	3,765,444

Net income	$1,139,827	$526,746	$3,354,719	$2,601,834

Per share information:
Average shares outstanding (Basic)	9,330,884	9,317,565	9,327,366	9,310,049

Basic net income per share	$0.12	$0.06	$0.36	$0.28

Average shares outstanding (Diluted)	9,383,574	9,355,076	9,370,183	9,347,560

Diluted net income per share	$0.12	$0.06	$0.36	$0.28

Key Operating Statistics:

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Total miles (loaded & empty)	59,746,724	54,030,815	231,389,162	222,078,692
Empty mile factor	8.60%	8.71%	8.97%	9.24%
Revenue per mile*	$1.242	$1.245	$1.236	$1.209
Average number of tractors	2,040	1,919	1,961	1,882
Miles per tractor	29,288	28,156	117,995	118,001
Average miles per tractor per week	2,362	2,271	2,341	2,332
Miles per trip	837	862	851	859
Number of shipments	73,439	64,917	281,336	253,063
Operating ratio**	95.7%	96.7%	96.5%	96.5%

*	Revenue per mile as reported above is based upon revenue, before fuel surcharge.
**	Operating ratio as reported above is based upon total operating expenses, before fuel surcharge, as a percentage of revenue, before fuel surcharge.

In comparing the financial results of the quarter ended December 31, 2003 to the quarter ended December 31, 2002, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

We are pleased with our 10.2% revenue growth before fuel surcharge, particularly in light of only 6.3% fleet growth and a reduction in third party logistics revenue in which we broker our customers’ freight to other carriers rather than utilizing our own assets (“non-asset based revenue”). The growth was made possible by strong shipping volumes throughout the quarter despite the midweek holidays. The firm freight environment yielded a 4.0% improvement in average miles per tractor per week, a reduction in empty miles and an increase in revenue in which we utilized our own assets (“asset based revenue”) per mile, before fuel surcharge, of 2.3%. We eliminated some less desirable third party logistics business and focused our efforts on asset based projects, which led to a 13.1% increase in our asset based revenue stream. However, the overall revenue per mile, before fuel surcharge, declined slightly because of the reduced non-asset based revenue that has no miles associated with it.

We saw improvement in our operating ratio from 96.7% to 95.7%, which was primarily driven by improved revenue and ongoing cost-saving initiatives. Increased maintenance, fuel and driver recruiting costs hampered our efforts to improve the operating margin further.

Operations and maintenance costs increased 40.3% due to maintenance costs on our older tractor and trailer fleets. The average age of our tractors has historically been near 21 months and the age of our trailers near 42 months, but they averaged 27 and 55 months, respectively, during the fourth quarter. They did, however, decline from 28 and 55 months at the beginning of the quarter to 25 and 54 months at quarter-end. We saw maintenance expenses decline similarly throughout the quarter and believe that the continued replacement of older equipment into 2004 will yield further margin improvements as we reduce the average tractor age towards 21 months and the average trailer age below 45 months.

Fuel costs also grew as a result of higher fuel prices and lower fuel economy on the older fleet. Increased driver recruiting expenses were caused by a very competitive driver hiring market and above average driver turnover.

We are keeping a watchful eye on several important issues developing in our industry. The new federal hours of service rules took effect on January 4, 2004. It is too soon to know the ultimate impact on average miles per tractor per week, but we are monitoring it daily and have not experienced a significant negative impact thus far that has not been offset by rate increases granted by our customers. We are also watching the driver pay situation closely. Many carriers have raised driver pay in the past few months in response to a tightening pool of available, qualified drivers and in response to a possible reduction in driver take home pay resulting from the hours of service rule changes. While we believe that our pay package is very competitive, we have increased our drivers’ non-mileage based pay commensurately with the rate increases we have secured from our customers. We do not see a need to increase driver pay further at this point, but we will react appropriately if we experience a marked increase in unmanned tractors. Also, we are continuing to monitor the effects of the Environmental Protection Agency’s new emission regulations on our fleet’s fuel economy and our operating expenses.

Achieving success in our industry has always required overcoming challenges. While we are addressing these new challenges, we will continue to modernize, cautiously grow and improve the utilization of our revenue equipment fleet.

By agreement with our customers, and consistent with industry practice, the Company adds a graduated surcharge to the rates we charge our customers as diesel fuel prices increase above an industry-standard baseline price per gallon. The surcharge is designed to approximately offset increases in fuel costs above the baseline. Fuel prices are volatile, and the fuel surcharge increases our revenue at different rates for each period. We believe that comparing operating costs and expenses to total revenue, including the fuel surcharge, could provide a distorted comparison of our operating performance for current and prior periods. Therefore, we have excluded the fuel surcharge from revenue and, instead, taken it as a credit against fuel expense when calculating the operating ratio in the Key Operating Statistics table above. The surcharge is also excluded from revenue for purposes of calculating revenue per mile in that table. The Company believes that this presentation is a more meaningful measure of our operating performance than a presentation comparing operating costs and expenses to total revenue, including the fuel surcharge. Revenue data, on both a total basis and excluding the fuel surcharge, is included in the earnings information table above.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “may”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our utilization rates are directly related to business levels of shippers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims.

USA Truck is a medium haul, dry van truckload carrier transporting general commodities throughout the continental United States and between locations in the United States and Canada. We transport general commodities into Mexico by transferring trailers at our facility in the gateway city of Laredo, Texas. We also provide third-party logistics and freight brokerage services.

—

Contact: CLIFF BECKHAM, Chief Financial Officer — (479) 471-2633